Exhibit 99.1

Contact
Debra DiMaria
Chief Financial Officer
(516) 535-3681
ddimaria@proginet.com

Proginet Reports Financial Results for Fiscal 2008 Second Quarter

Garden City, N.Y. — February 14, 2008 — Proginet Corporation [OTCBB: PRGF], a leading developer of enterprise software for advanced managed file transfer and security applications, today announced results for the second quarter of FY 2008, which ended January 31, 2008. Total revenues for the quarter amounted to $1,944,000, compared to $2,648,000 in the second quarter of fiscal 2007. Total operating expenses amounted to $2,458,000, compared to $2,223,000 in the equivalent period last year.

“We missed our numbers this quarter," said Kevin M. Kelly, Proginet’s President and CEO, "and it’s disappointing. Unfortunately, several important deals have proceeded more slowly than we would have liked. This wasn’t entirely unexpected, but we had hoped we’d be able to accelerate the sales process in a number of cases. This proved difficult in the end."

"Demand for Proginet's managed file transfer solutions, particularly in the B2B context, remains strong, and will continue to be driven by key factors such as security, regulatory concerns, and a growing need to connect globally with customers and business partners,” continued Mr. Kelly. “We will continue to follow the long-term business plan and to invest in our key corporate initiatives, which include sales, product development, marketing, and strategic alliances. Alliances, in particular, are expected to help drive the growth of the Company. We signed agreements with two new alliance partners in the second quarter and will announce several more in the coming weeks. These alliance partners tend to be quite specialized and are expected to help Proginet penetrate markets in which success has been limited. Government, in particular, comes to mind," he concluded.

Proginet expects to file Form 10-QSB for the quarter ending January 31 with the SEC on or about March 1, 2008, after the quarterly review by its independent auditors has been completed. The form will also be available on Proginet's Web site and at www.sec.gov.

The Company has also announced a Special Meeting of Shareholders to be held on April 8, 2008. A key agenda item for this meeting will be to increase shares available under the Company’s Stock Option Plan. The Company will announce more details about the Special Meeting of Shareholders in the coming weeks.

Financial Highlights

	(000's except per share data)

	Three months ended January 31,		Six months ended January 31,
	(Unaudited)		(Unaudited)

	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
New license revenue	$394	$1,196	$809	$1,680
Software maintenance fees and other	1,513	1,443	3,054	2,830
Professional services	37	9	83	62
Total revenues	1,944	2,648	3,946	4,572
Total operating expenses, net	2,458	2,223	4,842	4,246
Net income (loss)	$(514)	$425	$(896)	$326
Income (loss) per share	$(.03)	$.03	$(.06)	$.02

	At January 31, 2008	At July 31, 2007
	(Unaudited)	(Audited)
Cash	$2,849	$3,440
Trade accounts receivable, net	911	1,328
Property and equipment, net	149	168
Capitalized software development costs, net	3,212	3,106
Purchased software and other intangibles, net	1,186	1,456
Other assets	75	114
Total assets	$8,382	$9,612

Accounts payable and accrued expenses	$794	$924
Deferred revenues	2,177	2,406
Deferred rent	166	166
Total liabilities	3,137	3,496
Total stockholders' equity	5,245	6,116
Total liabilities and stockholders’ equity	$8,382	$9,612

Investor Call
Proginet will hold an informational investor conference call on Friday, February 15, 2008 at 3:00 p.m. EST to provide investor updates and answer questions. To listen or participate, investors may call in at the numbers below immediately prior to the event (you will need all of the following information).

Toll-free Number: (888) 455-9639
Toll Number: (210) 234-0006
Leader: Kevin M. Kelly
Passcode: Proginet

For additional questions, please contact Proginet Investor Relations at (516) 535-3639.

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To receive press releases and other corporate communications directly from Proginet, please e-mail investor@proginet.com or call (516) 535-3600.

About Proginet Corporation
Proginet Corporation is a leading developer of enterprise software for advanced managed file transfer and security applications. Throughout its 20-plus year history, the Company has earned an excellent reputation for its multi-platform expertise and dedication to customer service. The Company's flagship solution, CyberFusion Integration Suite (CFI)™, is the world's most advanced managed file transfer solution, and supports all major computing platforms, from Windows to the Mainframe. Proginet’s global customer base spans more than 30 countries and includes many Fortune 500 companies. The Company is headquartered in New York, with offices in Toronto, Canada, and is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

Disclaimer

This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as “expect,” “believe,” “may,” “will,” “plans” and “anticipate,” or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, and Form 8-Ks (www.sec.gov).